Exhibit 10.45

****CONFIDENTIAL****

William J. Post Separation Agreement and Complete Release

CONFIDENTIAL SEPARATION AGREEMENT

AND COMPLETE RELEASE

WHEREAS, RESPIRONICS, INC. (hereinafter referred to as “RI”) employs William J. Post (hereinafter referred to as “Separating Employee”) pursuant to an Employment Agreement dated October 8, 2001, as amended effective October 21, 2002 (the “Employment Agreement”);

AND WHEREAS, RI and Separating Employee wish to resolve any and all matters between them relating to Separating Employee’s employment with RI, or with any affiliates of RI, and the termination thereof.

NOW THEREFORE, Separating Employee and RI, each intending to be legally bound by, and in consideration of, the following mutual promises and covenants, do agree as follows:

I. Separating Employee will remain employed pursuant to the Employment Agreement until November 1, 2005, which shall be his last day of employment. Thereafter, Separating Employee will cease accruing time or credit (vesting or otherwise) with respect to any type of RI-related benefit including, but not limited to, vacation, retirement savings plans, long or short term disability plans, supplemental executive retirement plans, stock option plans, etc., and Separating Employee hereby waives any claim to the contrary. It is understood and agreed that Separating Employee has ceased to be an executive officer of RI for purposes of Section 16(b) of the Securities Exchange Act of 1934, and that effective on November 1, 2005, Separating Employee will cease to be an “Inside Person” as such term is defined in RI’s “Policy With Respect to Trading in Respironics Common Stock.”

II. Future Payments and Benefits:

A. Consistent with Section 2.05 of the Employment Agreement, RI will pay Separating Employee his Base Salary from the date of the termination of his employment through October 7, 2007. This sum will be paid to Separating Employee by payment of a lump sum of $157,039.75 on May 5, 2006 and payment of $11,807.54 on normal Respironics bi-weekly paydays, beginning on May 19, 2006. These payments represent separation pay, and any unused vacation. RI will withhold appropriate federal and state income taxes from these payments. RI will not withhold any amounts for any other benefit or program, except as expressly provided herein.

B. Separating Employee’s company medical and dental insurance coverage ceases on November 30, 2005. Separating Employee will have the right to continue medical and/or dental insurance beginning December 1, 2005 under COBRA. Through the earlier to occur of May 31, 2007 or Separating Employee obtaining company-sponsored health and/or dental coverage from a future employer, RI will contribute to Separating Employee’s premiums for medical and dental coverage in the same amounts as it did while Separating Employee was employed by RI in October 2005. Thus, during this period of up to eighteen (18) months only, Separating Employee will only be responsible for the portion of the premiums for such insurance coverage as he paid in October 2005. Such premium will be paid by Separating Employee on a monthly basis. Starting in June 2007, Separating Employee will be responsible for the full cost of obtaining and paying for his own medical and/or dental insurance. If Separating Employee still has not acquired employment with employer-sponsored medical and/or dental coverage by this point in time, RI will pay to Separating Employee $939.23 per month during the months of June, July, August, September and October, 2007, and nothing thereafter.

Separating Employee’s Basic Life and Dependent Life insurance will cease on November 1, 2005. Separating Employee will receive a Hartford Life Insurance Conversion and Portability Form to

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****CONFIDENTIAL****

William J. Post Separation Agreement and Complete Release

convert/port his group life benefits to a personal policy with The Hartford Life Insurance Company. Conversion must be requested by Separating Employee within 31 days from November 1, 2005.

Separating Employee’s Flexible Spending Accounts contributions will stop effective November 1, 2005. Separating Employee will have until March 31, 2006 to submit a claim requesting reimbursement on these accounts for eligible expenses incurred on or before November 1, 2005.

C. Separating Employee understands and acknowledges that any stock options granted to him under the Respironics, Inc. Stock Incentive Plans will cease vesting on November 1, 2005 and that vested options are exercisable only for the periods following the termination of employment specified in such plan and any related stock option agreements with the Separating Employee. For avoidance of doubt, Separating Employee’s incentive stock options shall remain exercisable for a period of three months following November 1, 2005, and his nonstatutory stock options shall remain exercisable for a period of one year following November 1, 2005.

D. By reason of his continued employment through November 1, 2005, Separating Employee will be eligible to receive a full share of any FY 2005 bonus paid that would have been paid to him had he remained President of the Homecare Division. He shall be paid any such bonus at the same time that it is paid to other Homecare Division employees, during his employment.

III. Separating Employee understands and agrees that neither RI nor any successor or affiliate of RI will be obligated in any way to provide him with future employment, compensation, and/or benefits, other than those provided herein, in any amount or for any reason. The above payments include an agreed-upon resolution of any and all payments due Separating Employee pursuant to all employment- or separation-related agreements and/or programs. This provision does not take away the rights of Separating Employee, as a former employee, under the provisions of RI’s Retirement Savings Plan, Supplemental Executive Retirement Plans or Incentive Stock Option Plans as they relate to terminated employees.

IV. It is expressly understood and agreed that by entering into this Separation Agreement and Complete Release RI in no way admits that it has treated Separating Employee unlawfully or wrongfully in any way. Neither this Separation Agreement and Complete Release, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by RI of any violation of, or failure to comply with, any federal, state or local law, ordinance, agreement, rule, regulation, or order. However, Separating Employee agrees that this section does not preclude introduction of this Separation Agreement and Complete Release by RI to establish that all of Separating Employee’s claims were settled, compromised, and released according to the terms of this Agreement.

V. In consideration for the items described in sections I through II, above, Separating Employee, on behalf of himself, his heirs, representatives, estates, successors and assigns, does hereby irrevocably and unconditionally remise, release and forever discharge RI, RI’s parents, subsidiaries, affiliates, benefit plans, and their past, present and future officers, directors, trustees, fiduciaries, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities, hereinafter separately and collectively called “Releasees”, from all manner of suits, actions, causes of action, damages and claims (including, but not limited to, claims for attorneys fees and expenses), known and unknown, that he has, or may have, on behalf of himself or any entity, against any of the Releasees for any actions up to and including the date hereof and the continuing effects thereof. Except for the performance of the provisions of this Separation Agreement and Complete Release, it is the intention of Separating Employee to effect a general release of all such claims.

This release includes, but is not limited to, claims which were asserted, could have been asserted, or could be asserted by Separating Employee, or on his behalf, arising out of his employment with RI or the

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termination thereof, including but not limited to, claims under the federal Age Discrimination In Employment Act of 1967, as amended, Title VII of the federal Civil Rights Act of 1964, as amended, the Pennsylvania equal employment rights statutes, and other federal, state, and local statutes, ordinances, executive orders and regulations prohibiting age, race, sex, non-job-related disability and other types of discrimination, the Employee Retirement Income Security Act of 1974, as amended, and federal, state or local law claims of any kind.

VI. Separating Employee acknowledges that as part of his duties, he had access to confidential and proprietary information and trade secrets, such as sources of supply, information regarding information technology and strategies associated therewith, products, designs, pricing and marketing strategies, processes, business plans and strategies, and know-how of RI. Separating Employee agrees that he has continuing obligations pursuant to the terms of Articles III, IV, V and VI of the Employment Agreement that will survive the termination of his employment with RI. Separating Employee agrees to honor all obligations under this Agreement. Separating Employee also agrees to return all Respironics property, including but not limited to the pricing lists, customers lists, sales leads, selling and/or marketing strategies, Company credit cards, other sales and marketing materials, demo units and any other Respironics property, provided, however, Separating Employee may retain the personal computer that he used while an employee of RI (after the computer has been cleared of all RI information) and the home printer that he used while an employee of RI.

VII. Separating Employee agrees that, except as required by law, the terms and conditions of this Separation Agreement and Complete Release will be kept completely confidential and will not be discussed, disclosed, or revealed, directly or indirectly, to any person, corporation, or other entity other than to Separating Employee’s family and professional advisors consulted by Separating Employee to understand the interpretation, application, and legal effect of this Separation Agreement and Complete Release. The parties recognize that, after this Separation Agreement and Complete Release is executed, RI may be required to file it with the SEC as a material agreement, thereby making it public, provided that if RI makes such filing, Separating Employee may discuss the terms of the Separation Agreement and Complete Release which would then be public.

VIII. Separating Employee agrees to refrain from making any claims, allegations or assertions against RI or its employees regarding the matters covered by this Separation Agreement and Complete Release.

IX. Separating Employee acknowledges that he has been given the opportunity to consider this Separation Agreement and Complete Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto, prior to executing this Separation Agreement and Complete Release. Separating Employee further acknowledges that he has had a full and fair opportunity to consult with an attorney and that he has carefully read and fully understands all of the provisions of this Separation Agreement and Complete Release and is voluntarily executing and entering into this Separation Agreement and Complete Release, intending to be legally bound thereby.

X. For a period of seven (7) days following the execution of this Separation Agreement and Complete Release, Separating Employee may revoke this Separation Agreement and Complete Release by delivery of a written notice revoking the same, within that seven-day period, to the attention of Bill Wilson at RI. This Separation Agreement and Complete Release shall not become effective or enforceable until that seven-day revocation period has expired. Once that (7) day period has expired, this Separation Agreement and Complete Release will be forever enforceable.

XI. The parties hereto further understand, covenant, and agree that the terms and conditions of this Separation Agreement and Complete Release constitute the full and complete understandings, agreements, and arrangements of the parties and that there are no agreements, covenants, promises or arrangements other

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****CONFIDENTIAL****

William J. Post Separation Agreement and Complete Release

than those set forth or expressly referenced herein. Any subsequent alteration in, or variance from, any term or condition of this Separation Agreement and Complete Release shall be effective only if executed in writing and signed by Separating Employee and an authorized representative of RI.

XII. This Separation Agreement and Complete Release shall be governed by Pennsylvania law, without regard to choice of law principles.

IN WITNESS WHEREOF, the aforesaid parties, having read this Separation Agreement and Complete Release and intending to be legally bound hereby, have caused this Separation Agreement and Complete Release to be executed as of this 25th day of July, 2005.

RESPIRONICS, INC.		SEPARATING EMPLOYEE

By:	/S/ WILLIAM R. WILSON
(signature)

Its:	VICE PRESIDENT, HUMAN RESOURCES	/s/ WILLIAM J. POST
William J. Post

STATE OF OHIO ) ) SS: COUNTY OF DELAWARE )

The foregoing instrument was acknowledged before me this 25th day of July, 2005 by William J. Post

/s/ WILLIAM J. KELLY, JR.
NOTARY PUBLIC
WILLIAM J. KELLY, JR.
ATTORNEY AT LAW
NOTARY PUBLIC - STATE OF OHIO
LIFETIME COMMISSION

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